EXHIBIT 21.1

LIST OF SUBSIDIARIES
OF
MACKENZIE REALTY CAPITAL, INC.

Name of Subsidiary	Jurisdiction of Incorporation
Addison Property Owner, LLC	Delaware
Dimensions 28, LLP	Delaware
Hollywood Hillview Owner, LLC	Delaware
MacKenzie BAA IG Shoreline LLC	California
MacKenzie NY Real Estate 2 Corp.	New York
MacKenzie Realty Operating Partnership, LP	Delaware
MacKenzie Satellite Place, Inc.	Delaware
Madison-PVT Partners LLC	California
MRC TRS, Inc.	California
PT Hillview GP, LLC	Delaware
PVT-Madison Partners LLC	California
First & Main, LLC	California
Green Valley Medical Center, LLC	California
Main Street West, LLC	California
Martin Plaza, LLC	California
One Harbor Center, LLC	California
Westside Professional Center, LLC	California
Woodland Corporate Center, LLC	California
1300 Main, LLC	California